EXHIBIT 99.3

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

CRIIMI MAE Settles Last Remaining Reorganization Claim and Redeems its Series E
                                 Preferred Stock

     Rockville, MD, March 21, 2002 - CRIIMI MAE Inc. (NYSE:CMM) announced today that it settled the last remaining claim in its successful Chapter 11 bankruptcy reorganization. The Company also announced that it has redeemed all of the outstanding shares of its Series E Preferred Stock.

     The settlement agreement with First Union National Bank ("First Union") was approved on March 5, 2002 by Judge Duncan Keir of the United States Bankruptcy Court for the District of Maryland, Greenbelt Division. The dispute concerned whether First Union was a secured or an unsecured creditor in connection with certain credit and custodian agreements between CRIIMI MAE and First Union.

     Under the terms of the settlement agreement, First Union's claim was satisfied in full. As a result of the settlement, approximately $23 million of CRIIMI MAE's previously restricted cash became unrestricted.

     Reference is made to the First Union settlement agreement, previously filed with the Bankruptcy Court (and with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on February 13, 2002), for a more detailed description of the terms and conditions of the settlement agreement.

     CRIIMI MAE also announced today that it has redeemed all 173,000 outstanding shares of its Series E Preferred Stock at the stated redemption price of $106 per share, plus accrued and unpaid dividends through and including March 21, 2002. The total redemption amount, which was paid in cash, was approximately $18.7 million (of which approximately $396,000 was for the payment of accrued and unpaid dividends). As required under generally accepted accounting principles, the difference of approximately $1 million between the aggregate liquidation value of the Series E Preferred Stock and the redemption price will be recorded as a dividend for the first quarter of 2002.

     "This redemption removes the dilutive overhang on the Company's common stock,

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which existed because of the conversion terms of the Series E Preferred Stock,"
said William B. Dockser, Chairman of CRIIMI MAE.

     As of December 31, 2001, shareholders' equity was approximately $261 million, or $11.54 per diluted share. After giving effect to the First Union settlement and the redemption of the Series E Preferred Stock, the pro forma diluted book value per share, as of December 31, 2001, would have been $14.18 per share.

     As a prerequisite to the redemption of the Series E Preferred Stock, the Company's Board contemporaneously declared the payment of all accrued and unpaid dividends for the fourth quarter of 2001 and first quarter of 2002 on shares of the Company's Series B Preferred Stock. The Board also declared all accrued and unpaid dividends on the Company's Series F Preferred Stock and Series G Preferred Stock. The Company will pay the dividends declared on the shares of the Series B, F and G Preferred Stock in the form of common stock on April 15, 2002. The specific details of the dividend declarations will be provided in a subsequent release.

     In order to redeem the Series E Preferred Stock, CRIIMI MAE obtained required consents from its principal creditor under the Company's operative financing agreements.

     After giving effect to the First Union settlement agreement and the Series E Preferred Stock redemption, CRIIMI MAE has approximately $24.6 million of cash, including approximately $7.6 million of restricted cash, as of March 21, 2002. In addition, the Company's servicing subsidiary, CRIIMI MAE Services Limited Partnership, has cash of approximately $15.5 million as of March 21, 2002.

     For further information, shareholders and securities brokers should contact Shareholder Services at (301) 816-2300 or shareholder@criimimaeinc.com, and news media should contact James Pastore, of Pastore Communications Group LLC, for CRIIMI MAE Inc., at (202) 546-6451 or pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. Actual results could differ materially from those anticipated in forward-looking statements. These risks and uncertainties include whether the redemption of the Series E Preferred Stock will enhance the market's perception of the value of the Company's common stock, and thus, provide additional flexibility to further pursue the restructuring of the Company's balance sheet; as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.